Filed pursuant to Rule 424(b)(3)
                                                            File No. 333-119338

[LOGO]   DEARBORN CAPITAL
         MANAGEMENT, L.L.C                                     January 17, 2005

     SUPPLEMENT DATED JANUARY 17, 2005 TO PROSPECTUS DATED DECEMBER 1, 2004

Dear Investor(s):

               GRANT PARK FUTURES FUND DECEMBER PERFORMANCE UPDATE

Performance for the Grant Park Futures Fund was negative for the month of December. Detailed performance for the Fund and the individual traders follows below:

                                                       2004   % OF
FUND                                      DECEMBER     YTD     FUND    TOTAL NAV     NAV/UNIT
Grant Park Futures Fund Class A Units     -0.89%     -7.58%            $69.7M      $1,103.525
Grant Park Futures Fund Class B Units     -0.96%     -8.40%            $ 220M      $  986.167
TRADING ADVISORS
Rabar Market Research (Div)               -1.18%     -8.05%    23%
EMC Capital Management (Classic)          -4.27%    -14.33%    21%
Eckhardt Trading (Global)                 -0.95%     -8.47%     6%
Graham Capital Management (GDP)            2.76%      2.90%    23%
Winton Capital Management (Div)           -1.13%     13.57%    17%
Saxon Investment Corp (Div)               -1.38%      3.19%    10%

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

After a few profitable months in a row, December proved to be a challenging trading month for the Grant Park Futures Fund. The month's negative performance was largely attributable to the following sectors:

METALS
The Fund's largest losses were incurred in the metals sector, particularly long positions in both gold and silver. Silver and gold prices, which had risen steadily since April of this year, declined as the U.S. dollar stabilized. Gold in particular, which reached a 16-year high at the start of the month, had been favored by investors seeking a hedge against a weaker dollar. This appeal was lost as the U.S. currency began to rebound.

CURRENCIES
Long positions in the Canadian dollar were unprofitable as the currency declined, after reaching a 12-year high against the U.S. dollar in November. The decline was largely attributable to the Bank of Canada's decision to back off its policy of raising rates "over time," as the currency's strength appeared to be having a negative impact on the country's exports. Additional losses were generated in long Japanese Yen positions, as the Japanese currency declined amidst reports that the Japanese economy grew at a less-than-expected rate in the third quarter of 2004. The sluggish economic growth was the result of both higher energy prices, and the fact that the strong yen was hurting the competitiveness of the nation's export sector.

       555 West Jackson   Suite 600   Chicago, IL 60661   312.756.4450
                       312.756.4452   fax 800.217.7955
    Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

The financial (interest rate), agricultural/soft, and energy sectors also experienced modest losses, as the year-end markets were characteristically volatile. On the positive side, profits were generated in long positions in the stock index sector, as both U.S. and European equities experienced a year-end rally in response to declining energy prices.

We would like to take this opportunity to notify you that effective January 18, 2005, Dearborn Capital Management, LLC, and the Grant Park Futures Fund, L.P., have moved. Our new offices are located at:

555 West Jackson
Suite 600
Chicago, IL 60661

Our telephone numbers, fax number and email addresses will remain the same. Please make a note of this change.

Please contact our backoffice at funds@dearborncapital.com if you would like access to our website. The website contains daily Fund performance as well as weekly and monthly Fund performance with commentary. Other Fund statistics and information are also included. Please specify a user ID and password on your request. If you have any questions or concerns regarding your account, please do not hesitate to call our offices at (312) 756-4450.

Sincerely,


/s/ Margaret Manning
Margaret Manning
Vice President

Enclosures

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
                 FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK
                     AND IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

        PERFORMANCE HOTLINE: (312) 788-2272 OR TOLL FREE: (866) 516-1574
                   PERFORMANCE IS REPORTED ON A WEEKLY BASIS.
                        E-MAIL: FUNDS@DEARBORNCAPITAL.COM







       555 West Jackson   Suite 600   Chicago, IL 60661   312.756.4450
                       312.756.4452   fax 800.217.7955
    Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

                  GRANT PARK FUTURES FUND, LIMITED PARTNERSHIP
                                ACCOUNT STATEMENT
                       (PREPARED FROM BOOKS WITHOUT AUDIT)
                               FOR THE MONTH ENDED
                                DECEMBER 31, 2004

STATEMENT OF INCOME
-------------------

                                              MONTH           YEAR TO DATE         MONTH            YEAR TO DATE

                                         (A UNITS) IN US $  (A UNITS) IN US $ (B UNITS) IN US $  (B UNITS) IN US $
TRADING INCOME (LOSS):
----------------------
Realized Trading Income (Loss)              7,480,592          339,473          23,631,116           4,993,493
Change in Unrealized Income (Loss)         (7,713,187)        (156,476)        (24,365,880)           (895,287)
Brokerage Commissions                         (67,687)        (521,662)           (213,822)         (1,336,237)
Exchange, Clearing Fees and NFA charges        (9,422)         (53,549)            (29,763)           (138,619)
Other Trading Costs                           (18,210)        (232,247)            (57,526)           (651,346)
Change in Accrued Commissions                   7,173          (40,156)             22,654             (87,788)
                                           ----------       ----------         -----------         -----------
NET TRADING INCOME (LOSS)                    (320,741)        (664,617)         (1,013,221)          1,884,216
                                           ----------       ----------         -----------         -----------
OTHER INCOME:
-------------
Interest, U.S. Obligations                     63,351          434,604             200,127           1,214,031
Interest, Other                                51,732          374,231             163,421             982,718
                                           ----------       ----------         -----------         -----------
TOTAL INCOME (LOSS)                          (205,658)         144,218            (649,673)          4,080,965
                                           ----------       ----------         -----------         -----------
EXPENSES:
---------
Incentive Fees to Trading Managers             43,307        1,176,071             136,807           2,588,035
Administrative Fees                            (2,274)         222,353              (7,185)            525,493
O&O Expenses                                   11,753          103,680             167,074           1,340,255
Brokerage Expenses                            367,280        3,677,228           1,206,644           9,791,675
Illinois Replacement Tax                            0           (6,431)                  0             (40,797)
                                           ----------       ----------         -----------         -----------
TOTAL EXPENSES                                420,066        5,172,901           1,503,340          14,204,661
                                           ----------       ----------         -----------         -----------
NET INCOME (LOSS)                            (625,724)      (5,028,683)         (2,153,013)        (10,123,696)
                                           ==========       ==========          ==========         ===========

STATEMENT OF CHANGES IN NET ASSET VALUE:
----------------------------------------

Beginning Balance                          66,959,481       33,412,619         216,836,643          34,005,423
Additions                                   3,723,890       47,867,165           6,451,421         200,180,244
Net Income (Loss)                            (625,724)      (5,028,682)         (2,153,013)        (10,123,696)
Redemptions                                  (373,753)      (6,567,208)         (1,164,913)         (4,091,833)
                                           ----------       ----------         -----------         -----------
BALANCE AT DECEMBER 31, 2004               69,683,894       69,683,894         219,970,138         219,970,138
                                           ----------       ----------         -----------         -----------

Total Units Held at End of The
Period                                                    63,146.61255                           223,055.67415
Net Asset Value Per Unit                                     1,103.525                                 986.167
Rate of Return                                 -0.89%           -7.58%              -0.96%              -8.40%

                   TO THE BEST OF MY KNOWLEDGE AND BELIEF THE
             INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

                               /s/ David Kavanagh
                               ------------------
                            DAVID KAVANAGH, PRESIDENT

                      FOR DEARBORN CAPITAL MANAGEMENT, LLC
         GENERAL PARTNER OF GRANT PARK FUTURES FUND LIMITED PARTNERSHIP